Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-73876, 333-91086, and 333-159443) on Form S-8 of Whole Foods Market Growing Your Future 401(k) Plan of our report dated June 22, 2010, relating to the financial statements and supplemental schedule of the Whole Foods Market Growing Your Future 401(k) Plan, which appears in this Annual Report on Form 11-K of Whole Foods Market Growing Your Future 401(k) Plan for the year ended December 31, 2009.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas

June 25, 2010